Exhibit 99.1

Flexsteel Reports Fiscal Year Results

DUBUQUE, Iowa--(BUSINESS WIRE)--August 15, 2017--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported fourth quarter and fiscal year financial results.

Fiscal Year End Financial Highlights:

  Net sales were $469 million, a decrease of 6.3% from the prior year record of $500 million.
  Net income was $23.8 million, compared to record $24.2 million in the prior fiscal year.

“Fiscal year 2017 was the second best fiscal year in net sales and net income per share in our history,” said Karel Czanderna, President & CEO of Flexsteel Industries, Inc. Ms. Czanderna continued, “We invested talent and $14 million in our future business information system. We grew net sales by $15 million with new and existing customers and products across the markets we serve. Net sales primarily decreased by $46 million associated with products that did not meet our discerning quality standards and the reorganization of three of our businesses. These actions maintained profitability in the current year and will further enable long-term net sales and net income growth.”

The following table compares net sales for the quarters ended June 30, (in millions):

	2017	2016	$ Change	% Change
Residential	$99.3	$103.1	$(3.8)	-3.7%
Contract	18.1	19.7	(1.6)	-8.1%
Total	$117.4	$122.8	$(5.4)	-4.4%

The following table compares net sales for the fiscal years ended June 30, (in millions):

	2017	2016	$ Change	% Change
Residential	$396.1	$420.9	$(24.8)	-5.9%
Contract	72.7	79.2	(6.5)	-8.2%
Total	$468.8	$500.1	$(31.3)	-6.3%

Net sales were $117.4 million for the quarter ended June 30, 2017, compared to net sales of $122.8 million in the prior year quarter, a decrease of 4.4%. Lower residential net sales are primarily due to changes in product mix in upholstered goods and to a lesser extent a decrease in sales volume in ready-to-assemble products. Lower contract net sales are equally attributed to changes in product mix and a decrease in sales volume.

Net sales were $468.8 million for the fiscal year ended June 30, 2017, compared to $500.1 million in the prior year period, a decrease of 6.3%. Lower net sales are primarily due to decreased volume.

Gross margin as a percent of net sales for the quarter ended June 30, 2017 was 22.8%, compared to 24.0% for the prior year quarter. In the prior year quarter, the Company received a settlement of $1.3 million from the Polyurethane Foam Antitrust Litigation, contributing 1.1% to the improved gross margin.

For the fiscal year ended June 30, 2017, gross margin as a percent of net sales was 23.2%, compared to 22.7% for the prior year period.

Selling, general and administrative (SG&A) expenses were 15.1% of net sales in the current year quarter, compared to 16.7% of net sales in the prior year quarter. The current year includes reductions in direct selling costs, incentive compensation and professional fees of $3.1 million, or 2.6% of net sales, offset by $1.0 million, or 0.9% of net sales, related to the design and development of a new business information system.

For the fiscal year ended June 30, 2017, SG&A expenses were 15.5% of net sales compared to 15.6% of net sales in the prior year period. The current fiscal year includes reductions in direct selling costs, professional fees and incentive compensation of $3.6 million, or 0.8% of net sales, offset by $2.9 million, or 0.6% of net sales, related to the business information system project. SG&A expenses for the current and prior fiscal years include reimbursements, net of recovery expenses, related to Indiana litigation of $0.9 million and $0.2 million, respectively.

Reported in the Consolidated Statements of Income as “Litigation settlement reimbursements” is $1.2 million or $0.10 per share and $2.3 million or $0.18 per share during the fiscal years ended June 30, 2017 and 2016, respectively. The recovery of litigation settlement and defense costs from insurance carriers is complete.

The above factors resulted in net income of $6.0 million or $0.76 per share for the quarter ended June 30, 2017, compared to $6.2 million or $0.78 per share in the prior year quarter. For the fiscal year ended June 30, 2017, net income was $23.8 million or $3.02 per share compared to $24.2 million or $3.12 per share in the prior year period.

Working capital (current assets less current liabilities) at June 30, 2017 was $158 million compared to $143 million at June 30, 2016. Primary changes in working capital include increases in investments of $18 million, inventory of $13 million and accounts payable of $6 million; and decreases in cash and cash equivalents of $8 million and accounts receivable of $2 million. During the current year, the Company invested cash in short-term investments. They consist of Treasury bills and U.S. Agencies that will mature within six months of June 30, 2017. Inventory primarily increased to improve stocking positions and to support future sales growth. Accounts payable primarily increased due to inventory growth and timing of payments.

For the fiscal year ended June 30, 2017, the Company paid $13.5 million for capital expenditures, including $10.6 million invested to upgrade the business information system. Dividend payments increased 10.9% to $6.1 million in fiscal year 2017 from $5.5 million in the prior year.

All earnings per share amounts are on a diluted basis.

Outlook

During fiscal year 2018, the Company expects to have moderate revenue growth, tempered by an intentional sales decrease to certain Contract customers. The Company is focused on improving product delivery and driving efficiencies in operations.

Through June 30, 2017, “Property, plant & equipment, net” in the Consolidated Condensed Balance Sheets includes $12.9 million for business information system software and development. The Company has completed the design phase of the project and has progressed to the third of four testing cycles. Following successful testing, the Company will enter the training and readiness phase of the project for associates, customers and suppliers. Once this phase indicates readiness, the business information system will be implemented. The Company anticipates this work will be completed during the fiscal year ending June 30, 2018. During fiscal year 2018, the Company anticipates spending $5 million for capital expenditures and incurring $2 million of SG&A expenses related to the business information system project. Once completed, the business information system will be amortized over an average of 4 years.

During fiscal year 2018, the Company expects to spend $7 million in operating capital expenditures. During the next two fiscal years, the Company plans to invest $25 million in a new manufacturing facility in Dubuque, Iowa. The Company believes it has adequate working capital and borrowing capabilities to meet these requirements.

The Company remains committed to its core strategies, which include providing a wide range of quality product offerings and price points to the residential and contract markets, combined with a conservative approach to business. The Company will maintain its focus on a strong balance sheet through emphasis on cash flow and increasing profitability. The Company believes these core strategies are in the best interest of our shareholders.

About Flexsteel

Flexsteel Industries, Inc. and Subsidiaries (the “Company”) was incorporated in 1929 and is one of the oldest and largest manufacturers, importers and marketers of residential and contract upholstered and wooden furniture products in the United States. Product offerings include a wide variety of upholstered and wood furniture such as sofas, loveseats, chairs, reclining and rocker-reclining chairs, swivel rockers, sofa beds, convertible bedding units, occasional tables, desks, dining tables and chairs and bedroom furniture. The Company’s products are intended for use in home, office, hotel, healthcare and other contract applications. A featured component in most of the upholstered furniture is a unique steel drop-in seat spring from which our name “Flexsteel” is derived. The Company distributes its products throughout the United States through the Company’s sales force and various independent representatives.

Forward-Looking Statements

Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED) (in thousands)

	June 30,	June 30,
	2017	2016

ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$28,874	$36,780
Investments	17,958	--
Trade receivables, net	42,362	44,618
Inventories	99,397	85,904
Other	6,659	9,141
Total current assets	195,250	176,443

NONCURRENT ASSETS:
Property, plant, and equipment, net	70,661	64,124
Other assets	4,134	6,329

TOTAL	$270,045	$246,896

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$16,758	$11,023
Accrued liabilities	20,437	22,334
Total current liabilities	37,195	33,357

LONG-TERM LIABILITIES:
Other long-term liabilities	2,090	3,889
Total liabilities	39,285	37,246

SHAREHOLDERS’ EQUITY	230,760	209,650

TOTAL	$270,045	$246,896

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED) (in thousands, except per share data)

	Quarter Ended June 30,		Fiscal Year Ended June 30,
	2017	2016	2017	2016
NET SALES	$117,434	$122,764	$468,764	$500,106
COST OF GOODS SOLD	(90,607)	(93,334)	(360,113)	(386,407)
GROSS MARGIN	26,827	29,430	108,651	113,699
SELLING, GENERAL AND ADMINISTRATIVE	(17,716)	(20,478)	(72,562)	(77,911)
LITIGATION SETTLEMENT REIMBURSEMENTS	–	–	1,175	2,280
OPERATING INCOME	9,111	8,952	37,264	38,068
OTHER INCOME (EXPENSE):
Other income (expense)	70	(78)	322	(72)
Interest expense	–	–	–	(69)
Total	70	(78)	322	(141)
INCOME BEFORE INCOME TAXES	9,181	8,874	37,586	37,927
INCOME TAX PROVISION	(3,160)	(2,710)	(13,800)	(13,690)
NET INCOME	$6,021	$6,164	$23,786	$24,237

AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	7,819	7,679	7,782	7,595
Diluted	7,943	7,865	7,886	7,765

EARNINGS PER SHARE OF COMMON STOCK:
Basic	$0.77	$0.80	$3.06	$3.19
Diluted	$0.76	$0.78	$3.02	$3.12

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)

	Fiscal Year Ended
	June 30,
	2017	2016

OPERATING ACTIVITIES:
Net income	$23,786	$24,237
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	7,936	7,556
Stock-based compensation expense	1,609	1,470
Deferred income taxes	1,606	2,731
Excess tax benefit from share-based payments	(1,494)	(1,761)
Change in provision for losses on accounts receivable	(100)	(100)
Gain on disposition of capital assets	(512)	(34)
Gain on life insurance policies	–	(346)
Changes in operating assets and liabilities	(6,443)	20,614
Net cash provided by operating activities	26,388	54,367

INVESTING ACTIVITIES:
Net purchases of investments	(18,063)	(200)
Proceeds from sale of capital assets	1,848	76
Proceeds from life insurance policies	–	2,814
Capital expenditures	(13,457)	(7,382)
Net cash used in investing activities	(29,672)	(4,692)

FINANCING ACTIVITIES:
Dividends paid	(6,062)	(5,455)
Proceeds from issuance of common stock	1,078	1,591
Shares issued to employees, net of shares withheld	(1,132)	(170)
Excess tax benefit from share-based payments	1,494	1,761
Repayments of current notes payable	–	(11,904)
Net cash used in financing activities	(4,622)	(14,177)

(Decrease) Increase in cash	(7,906)	35,498
Cash at beginning of period	36,780	1,282
Cash at end of period	$28,874	$36,780

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer